EXHIBIT 10.1
AMENDMENT OF
EXECUTIVE SEVERANCE AND
CHANGE IN CONTROL AGREEMENT
This Amendment of Executive Severance and Change in Control Agreement is entered into as of February ____, 2015 by and between Centene Corporation, a Delaware corporation, together with its successors and assigns permitted under this Agreement (“Company”), and [Name of Executive] (the “Executive”).
WHEREAS, the parties entered into that certain Executive Severance and Change in Control Agreement dated as of [date] (“Agreement”); and
WHEREAS, the parties desire to amend the Agreement as set forth in this Amendment.
NOW THEREFORE, the parties hereto agree as follows:
1.    Section 6 is amended to read as follows:

6. Adjustments. If, for any reason, any part or all of the amounts payable to Executive under this Agreement (or otherwise, if such amounts are in the nature of compensation paid or payable by the Company or any of its subsidiaries after there has been a Change in Control) (collectively “Total Payments”) are deemed to be “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or any successor or similar provision, and would be subject to the excise tax imposed by Section 4999 of the Code or any successor or similar provision, such Total Payments shall be reduced to the extent necessary such that no amounts paid or payable to Executive shall be deemed excess parachute payments subject to excise tax under Section 4999 of the Code; provided, however, that no such reduction shall occur if (i) the net amount of such Total Payments as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is less than (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such unreduced Total Payments and the amount of excise taxes to which the Executive would be subject in respect of such unreduced Total Payments). All determinations required to be made under this Section 6 and the assumptions to be utilized in arriving at such determination shall be made by an independent, nationally recognized accounting firm designated by the Company (the “Auditor”). The Auditor shall provide detailed supporting calculations to both the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Auditor shall be paid by the Company. All determinations made by the Auditor shall be binding upon the Company and the Executive.

2.    The Agreement is affirmed, ratified and continued, as amended hereby.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first written above.

[EXECUTIVE]		CENTENE CORPORATION
By:
Its: